UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)


                                  Wickes, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    967446105
                                 (CUSIP Number)

                                  June 6, 2001
             (Date of Event which Required Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

X Rule 13d-1(b)
  Rule 13d-1(c)
  Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                                Page 1 of 11 Pages

   CUSIP No. 967446105                                       Page 2 of 13 Pages
                                             SCHEDULE 13G



   1      NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Ironwood Capital Management, LLC
          Tax ID 04-3386084

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)
                                                               (b)  X

          SEC USE ONLY
   3


   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Massachusetts

                           5
                                  SOLE VOTING POWER
                                        0
   NUMBER OF SHARES
BENEFICIALLY OWNED BY
EACH REPORTING PERSON
         WITH
                           6
                                  SHARED VOTING POWER
                                     612,271

                           7
                                  SOLE DISPOSITIVE POWER
                                        0

                           8
                                  SHARED DISPOSITIVE POWER
                                     954,808

    9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        954,808

    10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ___

    11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          11.54%

    12 TYPE OF REPORTING PERSON
          OO, IA

   CUSIP No. 967446105                                     Page 3 of 13 Pages
                                             SCHEDULE 13G


   1
          NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Warren J. Isabelle
          N/A
   2
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)
                                                               (b)  X
   3
          SEC USE ONLY


   4
          CITIZENSHIP OR PLACE OF ORGANIZATION

          American
      NUMBER OF
        SHARES             5      SOLE VOTING POWER
     BENEFICIALLY                 0
       OWNED BY
         EACH
      REPORTING
        PERSON
         WITH
                           6
                                  SHARED VOTING POWER
                                     612,271


                           7      SOLE DISPOSITIVE POWER
                                        0


                           8      SHARED DISPOSITIVE POWER
                                     954,808

     9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          954,808

    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  __

    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             11.54%

    12
             TYPE OF REPORTING PERSON

             HC

   1
          NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Richard L. Droster

          N/A

   2
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)
                                                               (b)  X

   3
          SEC USE ONLY


   4
          CITIZENSHIP OR PLACE OF ORGANIZATION
          American


      NUMBER OF            5      SOLE VOTING POWER
        SHARES                    0
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
        PERSON
         WITH

                           6      SHARED VOTING POWER
                                     612,271


                           7      SOLE DISPOSITIVE POWER
                                        0


                           8      SHARED DISPOSITIVE POWER
                                     954,808

     9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             954,808

    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  __

    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             11.54%

    12  TYPE OF REPORTING PERSON
             HC

   1
          NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Donald Collins

          N/A
   2
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)
                                                               (b)  X

   3
          SEC USE ONLY


   4
          CITIZENSHIP OR PLACE OF ORGANIZATION
          American


      NUMBER OF            5      SOLE VOTING POWER
        SHARES                    0
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
        PERSON
         WITH

                           6      SHARED VOTING POWER
                                     612,271


                           7      SOLE DISPOSITIVE POWER
                                        0


                           8      SHARED DISPOSITIVE POWER
                                     954,808

     9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             954,808

    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  __

    11
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             11.54%

    12
             TYPE OF REPORTING PERSON
             HC

   1
          NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          ICM/Isabelle Small-Cap Value Fund
          N/A

   2
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)
                                                               (b)  x
   3
          SEC USE ONLY

   4
          CITIZENSHIP OR PLACE OF ORGANIZATION

          American

      NUMBER OF
        SHARES             5      SOLE VOTING POWER
     BENEFICIALLY                 0
       OWNED BY
         EACH
      REPORTING
        PERSON
         WITH

                           6
                                  SHARED VOTING POWER
                                     451,871


                           7      SOLE DISPOSITIVE POWER
                                        0

                           8      SHARED DISPOSITIVE POWER
                                     451,871

     9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             954,808

    10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  ___

    11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             11.54%

    12
             TYPE OF REPORTING PERSON

             HC

Item 1.    (a).    Name of Issuer: Wickes, Inc.

           (b).    Address of Issuer's Principal Executive Offices:

                  706 North Deerpath Drive
                  Vernon Hills, IL  60061

Item 2.    (a).    Name of Person Filing:

                  (i)   Ironwood Capital Management, LLC ("ICM")
                  (ii)  Warren J. Isabelle ("Isabelle")
                  (iii) Richard L. Droster ("Droster")
                  (iv)  Donald Collins ("Collins")
                  (v)   ICM/Isabelle Small-Cap Value Fund ("Fund")

            (b).    Address of Principal Business Office or, if none, Residence:

                  ICM:
                  21 Custom House Street
                  Boston, MA 02110

                  Isabelle:
                  c/o:
                  ICM
                  21 Custom House Street
                  Boston, MA 02110

                  Droster:
                  c/o:
                  ICM
                  21 Custom House Street
                  Boston, MA 02110

                  Collins:
                  c/o:
                  ICM
                  21 Custom House Street
                  Boston, MA 02110

                  Fund:
                  21 Custom House Street
                  Boston, MA 02110


             (c).    Citizenship or Place of Organization:

                  ICM:              Massachusetts
                  Isabelle:         American
                  Droster:          American
                  Collins:          American
                  Fund:             Massachusetts

             (d).    Title of Class of Securities: Common Stock

             (e).    CUSIP Number:  967446105

Item 3. ____________ If this statement is filed pursuant to sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                (a)[  ] Broker or dealer  registered  under  section 15 of the
                        Act (15 U.S.C. 78o);

                (b)[  ] Bank as  defined  in  section  3(a)(6)  of the Act (15
                        U.S.C. 78c);

                (c)[  ] Insurance  company as defined in section  3(a)(19) of the Act (15 U.S.C. 78c.);

                (d)[  ] Investment  company  registered under section 8 of the
                        Investment Company Act of 1940 (15 U.S.C. 80a-8);

                (e)[x ] An  investment   adviser  in  accordance   with  section
                        240.13d-1(b)(1)(ii)(E);

                (f)[  ]  An  employee   benefit  plan  or  endowment  fund  in
                        accordance with section 240.13d-1(b)(1)(ii) (F);

                (g)[  ]  A  parent  holding   company  or  control  person  in
                        accordance with section 240.13d-1(b)(1)(ii)(G);

                (h)[  ] A savings  associations  as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                (i)[  ] A  church  plan  that  is  excluded  from  the
                        definition  of  an  investment   company  under  section
                        3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                (j)[  ] Group,  in  accordance  with  section  240.13d-1(b)(1)
                        (ii)(J).

Item 4.            Ownership.

              Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

           (a).    Amount beneficially owned:
                  (i)   ICM:      954,808
                  (ii)  Isabelle: 954,808
                  (iii) Droster:  954,808
                  (iv)  Collins:  954,808
                  (v)   Fund:     451,871

           (b).    Percent of class:
                  (i)   ICM:       11.54%
                  (ii)  Isabelle:  11.54%
                  (iii) Droster:   11.54%
                  (iv) Collins:    11.54%
                  (v)  Fund:        5.46%

           (c).    Number of shares as to which the person has:

                    (1)    Sole power to vote or to direct the vote:

                           (i)      ICM:         0
                           (ii)     Isabelle:    0
                           (iii)    Droster:     0
                           (iv)     Collins:     0
                           (v)      Fund:        0

                   (2)     Shared power to vote or to direct the vote:

                           (i)      ICM:       612,271
                           (ii)     Isabelle:  612,271
                           (iii)    Droster:   612,271
                           (iv)     Collins:   612,271
                           (v)      Fund:      451,871

                   (3)    Sole power to dispose or to direct the disposition of:

                           (i)      ICM:          0
                           (ii)     Isabelle:     0
                           (iii)    Droster:      0
                           (iv)     Collins:      0
                           (v)      Fund:         0

                   (4)   hared power to dispose or to direct the disposition of:

                           (i)      ICM:       954,808
                           (ii)     Isabelle:  954,808
                           (iii)    Droster:   954,808
                           (iv)     Collins:   954,808
                           (vi)     Fund:      451,871


Item 5.           Ownership  of Five  Percent  or Less of a  Class:

                  Not Applicable

Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  Person:

                  Not Applicable

Item 7. Identification and Classification of Subsidiaries which Acquired the Security Being Reported on by the Parent Holding Company:

                  Not Applicable

Item 8.           Identification and Classification of Members of the Group:

                  Not Applicable

Item 9.           Notice of Dissolution of Group:

                  Not Applicable

Item 10. Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                  In accordance with Rule 13d-4 of the Securities Exchange Act of 1934, each of the persons filing this statement expressly disclaim the beneficial ownership of the securities covered by this statement and the filing of this report shall not be construed as an admission by such persons that they are the beneficial owners of such securities.

                                                    SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                           IRONWOOD CAPITAL
                           MANAGEMENT, LLC

Date:  July 10, 2001                         *
                           ------------------------------------
                           Warren J. Isabelle, Manager


Date:  July 10, 2001                         *
                           ------------------------------------
                           Warren J. Isabelle, Manager


Date:  July 10, 2001                         *
                           ------------------------------------
                           Richard L. Droster, Executive Vice President


Date:  July 10, 2001                         *
                           ------------------------------------
                           Donald Collins, Senior Portfolio Manager


                           ICM/ISABELLE SMALL CAP VALUE FUND

Date:  July 10, 2001                         *
                           ------------------------------------
                           By: Warren J. Isabelle, President


By:      /s/ Gary S. Saks                                     July 10, 2001
         --------------------------------------------
         Gary S. Saks, Attorney-in-Fact
* Executed pursuant to powers of attorney dated May 10, 2001 and filed herewith as Exhibit 2.

                                                     EXHIBIT 1

JOINT FILING AGREEMENT AMONG IRONWOOD CAPITAL MANAGEMENT, LLC WARREN J. ISABELLE, RICHARD L. DROSTER AND DONALD COLLINS

WHEREAS, in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended (the "Act"), only one joint statement and any amendments thereto need to be filed whenever one or more persons are required to file such a statement or any amendments thereto pursuant to Section 13(d) of the Act with respect to the same securities, provided that said persons agree in writing that such statement or amendments thereto is filed on behalf of each of them;

NOW, THEREFORE, the parties hereto agree as follows:
IRONWOOD CAPITAL MANAGEMENT, LLC, WARREN J. ISABELLE, RICHARD L. DROSTER AND DONALD COLLINS hereby agree, in accordance with Rule 13d-1(k) under the Act, to file a statement on Schedule 13G relating to their ownership of Common Stock of the Issuer and do hereby further agree that said statement shall be filed on behalf of each of them.

                                                     IRONWOOD CAPITAL
                                                     MANAGEMENT, LLC

Date:  July 10, 2001                                          *
                                            ------------------------------------
                                                     Warren J. Isabelle, Manager

Date:  July 10, 2001                                          *
                                            ------------------------------------
                                                              Warren J. Isabelle

Date:  July 10, 2001                                                   *
                                            -----------------------------------
                                                     Richard L. Droster

Date:  July 10, 2001                                          *
                                            -----------------------------------
                                                         Donald Collins

                                            ICM/ISABELLE SMALL CAP VALUE FUND

Date:  July 10, 2001                                          *
                                            ------------------------------------
                                            By: Warren J. Isabelle, President

By:      /s/Gary S. Saks                                      July 10, 2001
         --------------------------------------------
         Gary S. Saks, Attorney-in-Fact

*Executed pursuant to powers of attorney dated May 10, 2001 and filed herewith as Exhibit 2.

                                                                     EXHIBIT 2

                                   POWER OF ATTORNEY


        KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned constitutes and appoints Gary S. Saks his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him in his name, place, and stead, to sign any and all filings and schedules pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, and the rules thereunder, applicable to himself or to Ironwood Capital Management, LLC, and any notices, amendments or supplements thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        IN WITNESS WHEREOF, the undersigned have subscribed to these presents this 10th day of May, 2001.



By:                                                  Title:


/s/ Warren J. Isabelle                          Manager
Warren J. Isabelle                              Ironwood Capital Management, LLC


By:                                             Title:


/s/ Richard L. Droster                          Executive Vice President
Richard L. Droster                              Ironwood Capital Management, LLC


By:                                             Title:


/s/ Donald Collins                              Senior Portfolio Manager
Donald Collins                                  Ironwood Capital Management, LLC